Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2008

LAKELAND, Fla., March 2, 2009 — Publix’s sales for the fourth quarter of 2008 were $6 billion, a 2.6 percent increase from last year’s $5.9 billion. Comparable-store sales for the fourth quarter of 2008 decreased 0.9 percent.

Net earnings for the fourth quarter of 2008 were $249 million, compared to $311 million in 2007, a decrease of 19.9 percent. Earnings per share for the fourth quarter decreased to $0.31 for 2008, down from $0.37 per share in 2007.

Publix’s sales for the fiscal year ended Dec. 27, 2008, were $23.9 billion, a 4 percent increase from last year’s $23 billion. Comparable-store sales for 2008 increased 1.3 percent.

Net earnings for 2008 were $1.1 billion, compared to $1.2 billion for 2007, a decrease of 8 percent. Earnings per share decreased to $1.33 for 2008, down from $1.41 per share in 2007.

These amounts are based on audited reports that were filed Feb. 27, 2009, with the U.S. Securities and Exchange Commission (SEC). The company’s annual report to the SEC, Form 10-K, will be available March 3, 2009, on its Web site at www.publix.com/stock.

Effective March 1, 2009, Publix’s stock price decreased from $17.90 per share to $16.10 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Like most companies, our results and stock price were negatively affected by the continued downturn in the economy,” Publix CEO Ed Crenshaw said. “During these difficult times, we remain focused on providing excellent customer service.”

Publix is privately owned and operated by its 141,000 employees. Currently Publix has 1,001 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 12 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s Web site, www.publix.com. ###